Bluegreen Vacations Declares Special Cash Dividend

BOCA RATON, FL – July 22, 2020 – Bluegreen Vacations Corporation (NYSE: BXG) (“Bluegreen Vacations” or “the Company”) announced today that its Board of Directors declared a  special cash dividend on its common stock of $1.19 per share. The dividend is payable August 21, 2020 to shareholders of record as of the close of trading on August 6, 2020.

In connection with the special dividend, the Company obtained an undertaking from BBX Capital Corporation to utilize the proceeds of the special dividend to repay BBX Capital’s outstanding $80 million debt owed to the Company.

About Bluegreen Vacations Corporation

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, vacation ownership plan with approximately 221,000 owners, 68 Club and Club Associate Resorts and access to more than 11,350 other hotels and resorts through partnerships and exchange networks as of March 31, 2020. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 93% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its approximate 93% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Bluegreen Vacations Corporation
Investor Relations:
Leo Hinkley 954-940-5336
Email: Leo.Hinkley@BluegreenVacations.com

Forward-Looking Statements:

Certain matters within this press release include “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements, including but not limited to, the risk that dividends may not be declared in the future on a special or regular basis,  if at all and risks associated with the Company’s future progress and performance. For a description of risks relating to the payment of dividends as well as other risks and uncertainties, please review the “Risk Factors” section and other information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission, which are available on the SEC's website, https://www.sec.gov,and on Bluegreen’s website, www.bluegreenvacations.com